Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Total Realty Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Connecticut Avenue Office Center (“Connecticut Avenue”) for the year ended December 31, 2008. This financial statement is the responsibility of Connecticut Avenue’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K of Dividend Capital Total Realty Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Connecticut Avenue’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Connecticut Avenue for the year ended December 31, 2008, on the basis of accounting described in Note 1.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

May 8, 2009

Denver, Colorado

Connecticut Avenue Office Center

Statement of Revenues and Certain Expenses

(In thousands)

For the Year Ended December 31, 2008
Revenues:
Rental income	$5,997
Other revenues	1,692

Total revenues	7,689

Certain expenses:
Real estate taxes	1,239
Operating expenses	1,109
Insurance	26
Management fees	231

Total certain expenses	2,605

Excess of revenues over certain expenses	$5,084

The accompanying notes are an integral part of this financial statement.

Connecticut Avenue Office Center

Notes to Statement of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statement of revenues and certain expenses reflects the operations of Connecticut Avenue Office Center (“Connecticut Avenue”) for the year ended December 31, 2008. Connecticut Avenue is located in Washington, D.C. and comprises approximately 126,000 net rentable square feet. As of December 31, 2008, Connecticut Avenue had an occupancy rate of 98%.

We acquired Connecticut Avenue on March 10, 2009. The total investment amount of Connecticut Avenue was approximately $63.6 million. In addition, we incurred expenses of approximately $1.8 million related to the acquisition of Connecticut Avenue, which includes an acquisition fee in the amount of $636,000 paid to our Advisor, a related party. We paid for Connecticut Avenue through a combination of net proceeds from our public and private offerings. We subsequently financed the acquisition of Connecticut Avenue with a fixed-rate, amortizing mortgage note with an outstanding principal balance of approximately $36.5 million that bears interest at 7.25%. The loan has an expected term of seven years and amortizes over a 30 year life.

The accounting records of Connecticut Avenue are maintained on the accrual basis of accounting. The accompanying statement of revenues and certain expenses was prepared pursuant to Rule 3-14 of the Commission and excludes certain material items. Such material items include mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Connecticut Avenue. This financial statement is not intended to be a complete presentation of Connecticut Avenue’s revenues and expenses and is not considered indicative of our future earnings results. Accordingly, this financial statement is not representative of actual operations for the period presented due to the exclusion of certain material items which may not be comparable to the proposed future operations of Connecticut Avenue.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets in which Connecticut Avenue is located, as well as general overall economic conditions.

Note 2—Operating Leases

Connecticut Avenue’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Connecticut Avenue records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Connecticut Avenue records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental income of approximately $600,000 for the year ended December 31, 2008.

Approximate future minimum rentals under non-cancelable, in-place leases as of December 31, 2008 for Connecticut Avenue, are as follows (amounts in thousands):

Year Ended December 31,
2009	$5,403
2010	5,011
2011	4,877
2012	4,791
2013	4,699
Thereafter	23,073

Total	$47,854

Tenant reimbursements of operating expenses and parking revenue are also included in other revenues in the accompanying statement of revenues and certain expenses.

Three tenants accounted for greater than 10% of the rental revenues for the year ended December 31, 2008 for Connecticut Avenue. See below for details of each of these tenants’ respective percentages of rental revenues for the year ended December 31, 2008 and for future minimum rentals.

Tenant	Industry	Lease Expiration	% of 2008 Rental Revenues	% of Future Minimum Lease Payments
IMA, Inc.	Pension Fund	January 20, 2020	45.5%	67.0%
PFC Energy	Advisory - Global Energy	December 1, 2015	15.1%	13.6%
Tiber Creek Group (a)	Lobbyists	August 1, 2009	10.1%	0.7%

(a)	Subsequent to December 31, 2008, Tiber Creek Group extended their lease to expire on July 31, 2012.